EXHIBIT 10.38


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                                 By and Between
                          Black Warrior Wireline Corp.
                                       and
                               William L. Jenkins


         Agreement executed on the dates set forth below, but made effective the 1st day of January, 2002, by and between Black Warrior Wireline Corp., a Delaware corporation (the "Company"), and William L. Jenkins (the "Executive").

         The Company has recently negotiated a new credit facility with General Electric Capital Corporation (the "GE Capital Loan"), one requirement of which is the extension of the Executive's contract. The Employer enters this Amendment because it wishes to comply with the requirements of the GE Capital Loan, and also because it is desires to continue the employment of the Executive as its President and Chief Executive Officer. Executive enters this Amendment because he is desires to continue in the employment of the Employer in those capacities, to comply with the requirements of the GE Capital Loan, and because he wishes to confirm certain commitments made by the Employer.

         Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       EMPLOYMENT
                  ----------

                  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

         2.       TERM
                  ----

                  The term of employment (the "Term") of the Executive by the Company as provided in Section 1 will commence on the date hereof and end three years thereafter, subject to early termination at the option of the Employee in the event of any of the following events:

                  a. Upon "Change of Control" of the Company, which for purposes of this Agreement shall mean any of the following: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 20% or more of the issued and outstanding shares of capital stock of Company having the right to vote for the election of Directors of Company under ordinary circumstances; (ii) more than 25% of the assets of the Company are sold in a transaction or series of related transactions; (iii) the Company shall merge with any other person or firm; (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Company (together with any new directors whose election by the Board of Directors of Company or whose nomination for election by the Stockholders of Company was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved cease) for any reason other than death or disability to constitute a majority of the Directors then in office; or (v) St. James Capital Corp. ceases to be the general partner, managing partner or otherwise ceases to be in control of St. James Capital Partners, LP or SJMB, LP.

                  b. Should the Executive not be re-elected to the Board of Directors of the Company at any shareholders' meeting, or should the Executive be required to resign pursuant to the Bylaws of the Company.




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WILLIAM L. JENKINS
EMPLOYMENT AGREEMENT       PAGE 2

         3.       POSITION AND DUTIES
                  -------------------

                  The Executive shall serve as President, Chief Executive Officer, and a Director of the Company, and shall have such responsibilities and authority consistent with those positions as may, from time to time, be assigned to the Executive by the Board of Directors of the Company. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

         4.       PLACE OF PERFORMANCE
                  --------------------

                  Executive shall be based at the principal executive office of the Company, which is located in Columbus, Mississippi.

         5.       COMPENSATION AND RELATED MATTERS
                  --------------------------------

                  a. Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a base salary at a rate of not less that $350,000 per annum in equal monthly or other installments.

                  b. Quarterly Bonus. Should the Company achieve, during any calendar quarter beginning with first quarter of 2002 (January 1 through March 31, 2002), a 20% EBITDA margin, defined as the ratio of EBITDA to total sales, the Executive shall be paid a bonus of 1% of the Company's EBITDA during such quarter, adjusted for the unallocated corporate expenses. Such bonus shall be payable within ten (10) days after filing of the Company's form 10-Q for the quarter.

                  c. Retention Plan. As an incentive to retain Executive during the Term, Company shall loan to Executive the amount of One Hundred Ninety Thousand Dollars ($190,000). Such loan will bear interest in amount equal to the applicable federal rate. The installments of one- third of the principal, plus accrued interest shall be due on the first day of October 2002, 2003 and 2004.

                     However, if Executive is employed by the Company on the last day of September of each year during the repayment period, an amount equal to that sum which shall be due by Executive on the following day shall be forgiven by the Company and the Executive shall not be obligated to pay such amount. Such amount forgiven shall include the interest and principal due at such time.

                     If there shall be a Change of Control of the Company, or in the event of the death or permanent disability of the Executive which prevents the Executive from performing his duties hereunder, or in the event Executive is terminated without cause as hereinafter defined, the entire outstanding amount due by Executive to the Company hereunder shall be forgiven and Executive shall no longer be responsible for any amount due under this Section 5.c.

                     If Executive shall not be employed by Company on the date in which an amount from said loan is due, Executive shall be obligated to repay only a pro rata portion of the principal and interest due for that year (based on an employment year from October 1 through September 30) in which Executive ceased being employed by Company (the "Termination Year"), plus the balance of principal due for any remaining year or years due hereunder. The pro rata portion for the Termination Year shall be arrived at by multiplying the total amount of principal and interest due for such year by a fraction, the numerator of which is the number of days in which Executive was not employed by Company during the Termination Year, and the denominator of which is 365.

                  d. Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company against receipt by the Company of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such expense reimbursement policy as may, from time to time, be adopted by the Board of Directors of the Company.



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WILLIAM L. JENKINS
EMPLOYMENT AGREEMENT       PAGE 3


                  e. Other Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of its employee benefit plans and arrangements in effect on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including, without limitation, each pension and retirement plan and arrangement, supplemental pension and retirement plan and agreement, stock option plan, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

                  f. Vacation. The Executive shall be entitled to vacation in accordance with the Company's existing policies. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

                  g. Services Furnished. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

                  h. Options; Options and Share Purchase. By this and prior agreements and actions, the Company has granted to the Executive the right and option to purchase shares of the Company's common stock pursuant to various incentive plans. The Directors may award additional options during the term of this contract. In the event of the death of Executive during the term of this Employment Agreement, Employer shall, subject to the approval of GE Capital if same is required by the then-existing loan agreement between the Employer and GE Capital, offer to purchase from the Executive's personal representative the shares and options to purchase shares in Employer held by Executive at the time of his death. The purchase price for such shares shall be the average of the mid point between the bid and ask price for the Employer's shares during the twenty
(20) trading days immediately prior to the Executive's death. The purchase price for such options shall be the average of the mid point between the bid and ask price for the Employer's shares during the twenty (20) trading days immediately prior to the Executive's death, less the strike or exercise price. The offer shall be made within thirty (30) days of the date of death, and shall remain open until the later of thirty (30) days following the date of the offer, or thirty (30) days following the appointment of a personal representative.

                  i. Incentive to Maximize Value. To create an incentive for Executive to maximize value to the holders of the Employer's common stock and securities, the Company shall grant to Executive warrants to purchase two million five hundred thousand (2,500,000) shares of the Company's common stock, par value $.0005 per share. The exercise price (the "Exercise Price") of the warrants shall be $.75 (seventy-five cents) per share, which Exercise Price is not less than the fair market value per share of the Company's Common Stock on the date hereof. The warrants shall be subject to such further terms as are included in the warrant documentation.

                  j. Confirmation of Prior Incentive Plan. The Company does hereby confirm and modify the commitment made by its Board of Directors on December 21, 1999, at which time the Directors stated:

                           The Directors further note that the Company has
                  further committed to enter into an agreement with Mr. Jenkins to pay him a bonus in the event of the sale of the company, or a significant division thereof, equal to 1% of its gross sales proceeds or the gross value of stock received in an all stock transaction, subject to a cap of $500,000. This bonus is to be due without regard to the form of

WILLIAM L. JENKINS
EMPLOYMENT AGREEMENT       PAGE 4


                  the transaction, i.e., stock sale, asset sale, etc. The following resolution is adopted by the votes of Mr. Underbrink and Mr. Thompson, with Mr. Jenkins abstaining.

                           RESOLVED, that the bonus plan described in the immediately preceding paragraph to Mr. Jenkins in the event of the sale of the company is hereby approved.

                  The Company does hereby confirm that it has made payments to the Executive as set forth in Section 2 of the minutes of the December 21, 1999, Board of Directors' meeting, and that there are two remaining payments on said obligation, payments of $25,000 each, one due October 1, 2001, and the final payment due January 1, 2002.

         6.       OFFICES
                  -------

                  The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a Director of any of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by
Article VII of the Company's Bylaws. Executive agrees that, upon termination of his employment with the Company for any reason whatsoever, he will resign from all positions as an Executive Officer and Director of the Company and all of its subsidiaries.

         7.       CONFIDENTIAL INFORMATION
                  ------------------------

                  Executive covenants and agrees that he will not (except as required in the course of his employment), while in the employment of the Company or thereafter, communicate or divulge to, or use for the benefit of himself, or any other person, firm, association or corporation, without the consent of the Company, any information concerning any inventions, discoveries, improvements, processes, formulas, apparatus, technology, expertise, technological know-how, equipment, methods, trade secrets, research, secret data, costs or uses or purchasers of the Company's products or services, or other confidential matters possessed, owned, or used by the Company that may be communicated to, acquired by, or learned of by the Executive in the course of, or as result of, his employment with the Company. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like, relating to the business of the Company, which the Executive shall use or prepare or come into contact with, shall remain the sole property of the Company.

         8.       COMPETITION
                  -----------

                  a. During the period of the Executive's employment by the Company, Executive will not (i) engage in; (ii) have any interest in any person, firm, or corporation that engages in; or (iii) perform any services for any person, firm, or corporation that engages in competition with the Company, or any of its subsidiaries in the development, research relating to, manufacture, processing, marketing, distribution, or sale of any products or services that were the subject of activities of the Company, or any of its subsidiaries, at any time during the period of his employment by the Company, in any area in which such business shall be carried on.

                  b. Notwithstanding any provision of this Section 8 to the contrary, Executive may own no more than three percent (3%) of the total shares of all classes of stock outstanding of any corporation having securities registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                  c. Executive represents that his experience and capabilities are such that the provision of this Section 8 will not prevent him from earning a livelihood.




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WILLIAM L. JENKINS
EMPLOYMENT AGREEMENT       PAGE 5


         9.       TERMINATION
                  -----------

                  Notwithstanding any provision of this Agreement to the contrary, Executive's employment shall terminate upon his death, and the Company at any time may terminate his employment by giving him written notice of such termination (i) for cause, as hereinafter defined; (ii) if Executive shall violate any of the provisions of Sections 7 or 8 hereof; or (iii) if Executive shall become physically or mentally incapacitated and by reason thereof unable to perform his duties hereunder for a period of ninety (90) consecutive days. For the purpose of this clause (i) of this subsection 9, "for cause" shall mean any of the following events: (x) conviction in a court of law of any crime or offense involving money or other property of the Company, or any of its subsidiaries, or any felony, or (y) violation of specific written directions of the Board of Directors of the Company, provided, however, no discharge shall be deemed "for cause" under this clause (y) unless Executive shall have first received written notice from the Board of Directors of the Company advising of the acts or omissions that constitute such violation, and such violation continues uncured for a period of thirty (30) days after Executive shall have received such notice.

         10.      SUCCESSORS; BINDING AGREEMENT
                  -----------------------------

                  a. In the event of a Change in Control, the Company shall execute a termination of this Agreement and pay to the Executive the sum of three times the total compensation paid to the Executive during the twelve (12) months preceding such Change of Control.

                  b. Subject to the provisions of Section 10.a., this Agreement and all rights of the Executive hereunder, shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there be no such designee, to the Executive's estate.

         11.      NOTICE
                  ------

                  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Executive:

                           William L. Jenkins
                           432 Old Country Lane
                           Columbus, Mississippi  39201

                           If to the Company:

                           Black Warrior Wireline Corp.
                           100 Rosecrest Lane
                           Columbus, Mississippi  39701

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12.      MISCELLANEOUS
                  -------------

                  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agree to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to

WILLIAM L. JENKINS
EMPLOYMENT AGREEMENT       PAGE 6


be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement supersedes and replaces the Employment Agreement dated September 18, 1996, between the Company and Executive which agreement and all options agreed to be granted thereunder is herewith terminated. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Mississippi.

         13.      VALIDITY
                  --------

                  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14.      COUNTERPARTS
                  ------------

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         15.      ARBITRATION
                  -----------

                  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be before a single arbitrator in Jackson, Mississippi. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                    BLACK WARRIOR WIRELINE CORP.

                                          By:  _________________________________

_________________________           Name:_____________________________________
Attest
                                          Title:________________________________




                                          ______________________________________
                                          William L. Jenkins